UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2026

Non-Invasive Monitoring Systems, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-13176	59-2007840
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Blvd., Suite 180 Miami, Florida	33137
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 575-4200

(Former name or former address, if changed since last report.):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
None	Not Applicable	Not Applicable

Item 1.01 Entry into a Material Definitive Agreement.

On June 24, 2026, Non-Invasive Monitoring Systems, Inc., a Florida corporation (the “Company”), and Defender Opportunity LLC, a Delaware limited liability company (the “Buyer” or the “Holder”), entered into a Note Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company sold the Buyer a Convertible Promissory Note (the “Convertible Note”) in the principal amount of $809,705.75 (the “Note Sale Transaction”). The proceeds from the Note Sale Transaction were used by the Company to repay in full the amounts due under certain outstanding promissory notes of the Company (the “Original Notes”), consisting of an aggregate of $720,000 in principal and an aggregate of $89,705.75 of accrued and unpaid interest due thereon. The Original Notes were held by Dr. Jane Hsaio, an officer and director of the Company and beneficial owner of more than 10% of the Company’s common stock, and an affiliate of Dr. Phillip Frost, a director of the Company and beneficial owner of more than 10% of the Company’s common stock. The Buyer is not an affiliate of the Company, Dr. Frost or Dr. Hsiao.

The Convertible Note was issued on June 24, 2026 (the “Original Issue Date”) and has a stated maturity date of December 31, 2026 (the “Maturity Date”). The Convertible Note may not be prepaid in whole or in part without the prior written consent of the Holder. The Convertible Note bears interest at the rate of 11% per annum from the Original Issue Date until November 12, 2026, and 22% per annum thereafter, and shall be due and payable upon the earlier of (i) the conversion in full of the Convertible Note after November 12, 2026, (ii) any prepayment of the Convertible Note with the consent of the Holder, or (iii) the Maturity Date; provided, however, that no interest will be payable on the Convertible Note if the Merger (as defined below) is consummated on or before September 30, 2026. Amounts due under the Convertible Note may be converted into shares of the Company’s Common Stock (the “Conversion Shares”), at any time at the option of the Holder, at a conversion price of $0.01966 per share (the “Conversion Price”). In addition, the full amount due under the Convertible Note will automatically convert into Conversion Shares at the Conversion Price upon the closing of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger and Reorganization the Company entered into with Gravitics, Inc., dated March 6, 2026 (as previously reported in a Current Report on Form 8-K the Company filed with the Securities and Exchange Commission (“SEC”) on March 12, 2026). Notwithstanding the foregoing, the Holder’s conversion of amounts due under the Convertible Note is subject to a 4.99% beneficial ownership limitation, which may be increased to 9.99% at the option of the Holder. The Conversion Price and number of Conversion Shares issuable upon conversion of the Convertible Note is subject to adjustment from time to time for any subdivision or consolidation of the Company’s shares and other standard dilutive events.

Pursuant to the Purchase Agreement, the Company agreed that, on or before 60 days after the effective date of the Merger, the Company will prepare and file a registration statement with the SEC to register the resale of all of the Conversion Shares, and will use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable thereafter.

Following the Note Sale Transaction, Dr. Frost and Dr. Hsiao still hold promissory notes of the Company in the aggregate principal amount of $300,000 (the “Remaining Notes”). The Remaining Notes do not have conversion rights with respect to the amounts due thereunder. It is contemplated that the amounts due under the Remaining Notes will be repaid from the proceeds of a financing the Company plans to conduct in connection with the Merger.

The foregoing descriptions of the Purchase Agreement and Convertible Note and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and Convertible Note filed as Exhibits 10.1 and 4.1 to this Current Report on Form 8-K, respectively, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated by reference into this Item 3.02.

The issuance of the Convertible Note was and, upon conversion of the Convertible Note, the issuance of the Conversion Shares will be, exempt from registration under Section 4(a)(2) and/or Rule 506(b) of Regulation D as promulgated by the SEC under of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4.1	Convertible Promissory Note, dated June 24, 2026
10.1	Note Purchase Agreement, dated June 24, 2026
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Non-Invasive Monitoring Systems, Inc.

Date: June 26, 2026	By:	/s/ James J. Martin
	Name:	James J. Martin
	Title:	Chief Financial Officer